CONFIDENTIAL DRAFT – Subject to Change Subject to FRE 408 and Related Privileges For Settlement Purposes Only Avaya, Inc., et al. PBGC Proposal December 16, 2016

CONFIDENTIAL DRAFT – Subject to Change
Subject to FRE 408 and Related Privileges
For Settlement Purposes Only

PBGC Proposal
Terms and Conditions

- PBGC proposes that it will not initiate plan termination of the Avaya Pension Plan ("APP") and the Avaya Pension Plan for Salaried Employees ("APPSE", collectively the "Plans") if there is (i) $400M excess cash contribution with no prefunding balance and (ii) $400M lien on assets (junior only to the 1L lenders) in exchange for allowing RemainCo to retain the Plans and bearing higher risk from assets leaving the Controlled Group via the Contact Center and Networking sale transactions.
  - $400M in up-front cash payment which would not qualify for pre-funding balance. (RemainCo's GAAP U.S. Qualified Pension Underfunding of $1,188M as of 09/30/16 will be reduced for the payment).
  - The initial security interest of $400M for the underfunded balance represents credit support collateral. The amount of secured credit support will decline over time as pension contributions are made.
  - RemainCo can apply to the IRS for funding waivers, if desired, to minimize its cash outflows during the first few years post bankruptcy. PBGC will weigh-in once the IRS has received any such funding waiver application.

Company Proposal and PBGC Proposal

	12/13/16 Term Sheet	PBGC Proposal	Benefits from PBGC Proposal
1st Lien	– Cash: $3,834M ($3,694 CC + $100 Networking + $40M Advisors fee) – 1st Lien Notes: $700M	– Cash: $3,434M (reduced for $400 PBGC payment) – 1st Lien Notes: $1,100M	1. Reduces GAAP Pension Underfunding by at least $400M 2. Avoids termination, which could result in a) obligations under Comfort Letters, b) joint and several claims on all Controlled Group members, c) Net Worth Claims, and d) foreign insolvency proceedings 3. Facilitates Avaya's ablity to close CC Sale to CD&R 4. Avoids escrow of $1,681M of sale proceeds (under a contentious Plan Termination Scenario) 5. Facilitates Avaya's filing of a pre–packaged bankruptcy with minimal disruption to the business and minimal negative impact on Enterprise Value
2nd Lien	– 2nd Lien Notes: $152M – Equity: 95%	– 2nd Lien Notes: $152M – Equity: 95%	
PBGC	– Maintain Plans	– Maintain Plans – Cash: $400M – Security interest of $400M for pension underfunding	
Equity holders	– Equity: 5%	– Equity: 5%	

FTI CONSULTING
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CONFIDENTIAL DRAFT – Subject to Change Subject to FRE 408 and Related Privileges For Settlement Purposes Only 3 PBGC Proposal Capital Structure Analysis Notes: 1 Provided by the Company –Dec 2016 Discussion Materials 1L and 2L Debt − Company Proposal Remaining Debt USD in Millions Balance Cash Paydown Equity Conversion 1st Lien $ 4,534 $ 3,834 $ - $ 700 2nd Lien 1,384 - 1,232 152 1L and 2L Debt 5,918 3,834 1,232 852 RemainCo's Debt Balance Use of Net Proceeds from the Sale USD in Millions 12/13/16 Term Sheet PBGC Proposal Net Proceeds by Business Contact Center and APCS $ 3,694 $ 3,694 Networking 100 100 Advisors fee adjustments 40 40 Total Net Proceeds 3,834 3,834 Paydown of 1st Lien Debt (3,834) (3,434) PBGC Cash Compensation - (400) Total Use of Proceeds (3,834) (3,834) 1L, 2L Debt and PBGC Lien − PBGC Proposal Rem ining Debt USD in Millions Balance Cash Paydown Equity Conversion 1st Lien $ 4,534 $ 3,434 $ - $ 1,100 Secured U.S. Qualified Pension Underfunding - - - 400 2nd Lien 1,384 - 1,232 152 1L, 2L Debt and PBGC Lien 5,918 3,434 1,232 1,652 RemainCo's Debt Balance

CONFIDENTIAL DRAFT – Subject to Change Subject to FRE 408 and Related Privileges For Settlement Purposes Only 4 PBGC Proposal Capital Structure Analysis Notes: 1. Balances are as of 9/30/16 and include a $17.4M adjustment to International GAAP Pension Obligation for German pension liability, which is part of considerations transferred in CC Sale. 2. Cumulative Leverage is calculated based on the 2017 Adjusted EBITDA of $408M from the November 2016 AC&S Model. While funded debt under the PBGC Proposal would be $400M higher, a corresponding reduction in Pension Underfunding makes RemainCo neutral on an overall basis (i.e. when considering both pension debt and funded debt). Capital Structure and Select Liabilities − Company and PBGC Proposals USD in Millions 12/13/16 Term Sheet Cumulative Leverage 2 PBGC Proposal Cumulative Leverage 2 Exit Financing $ 398 1.0x $ 398 1.0x 1st Lien Notes 700 2.7x 1,100 3.7x Secured U.S. Qualified Pension Underfunding - 2.7x 400 4.6x 2nd Lien Notes 152 3.1x 152 5.0x Subtotal 1,250 2,050 Unsecured U.S. Qualified Pension Underfunding 1,188 6.0x 388 6.0x International GAAP Pension/OPEB Obligations1 995 8.4x 995 8.4x Total Pension/OPEB Obligations 2,183 1,383 RemainCo Debt and Pension-related Liabilities 3,433 3,433

CONFIDENTIAL DRAFT – Subject to Change
Subject to FRE 408 and Related Privileges
For Settlement Purposes Only

PBGC Proposal
Cash Flow Projections

Remainco Projections

	November Remainco Projections					Adjusted Remainco Projections Under PBGC Proposal				
$ in millions	**2H 2017**	**2018**	**2019**	**2020**	**2021**	**2H 2017**	**2018**	**2019**	**2020**	**2021**
Adj. EBITDA	**$ 165**	**$ 457**	**$ 485**	**$ 481**	**$ 497**	**$ 165**	**$ 457**	**$ 485**	**$ 481**	**$ 497**
Change in Wkg Capital	(2)	32	(17)	(40)	(11)	(2)	32	(17)	(40)	(11)
Company's Projections: Qualified US Pension[1]	(100)	(139)	(126)	(62)	(62)	(100)	(139)	(126)	(62)	(62)
Pension Adjustments[2]	-	-	-	-	-	13	45	58	37	36
PBGC's Projections: Qualified US Pension	**(100)**	**(139)**	**(126)**	**(62)**	**(62)**	**(87)**	**(94)**	**(68)**	**(25)**	**(26)**
Other Pension / OPEB	-	(46)	(45)	(46)	(45)	-	(46)	(45)	(46)	(45)
Other	15	15	(117)	(105)	(103)	15	15	(117)	(105)	(103)
Unlevered FCF	**78**	**319**	**180**	**228**	**276**	**91**	**363**	**238**	**266**	**311**
Cash Interest @ 8%[3]	(40)	(88)	(74)	(63)	(48)	(40)	(88)	(74)	(63)	(48)
Additional Cash Interest[4]	-	-	-	-	-	(16)	(32)	(32)	(32)	(32)
Total Cash Flow	**38**	**231**	**106**	**165**	**228**	**35**	**243**	**132**	**171**	**231**
Beginning Cash	200	238	468	574	740	200	235	478	610	781
Total Cash Flow	38	231	106	165	228	35	243	132	171	231
Ending Cash	**238**	**468**	**574**	**740**	**967**	**235**	**478**	**610**	**781**	**1,012**

Illustrative Payment Schedule of PBGC's Security Interest of $400m

Beginning Balance	NA	NA	NA	NA	NA	$ 400	$ 313	$ 219	$ 151	$ 126
Qualified U.S. Pension Plans Contributions	NA	NA	NA	NA	NA	(87)	(94)	(68)	(25)	(26)
Ending Balance	**NA**	**NA**	**NA**	**NA**	**NA**	**313**	**219**	**151**	**126**	**100**

Illustrative Schedule of GAAP Unfunded Pension Liability

	2017	**2018**	**2019**	**2020**	**2021**	**2017**	**2018**	**2019**	**2020**	**2021**
Beginning GAAP Underfunded Pension Liability	$ 1,188	$ 1,150	$ 1,150	$ 1,150	$ 1,150	$ 1,188	$ 750	$ 750	$ 750	$ 750
Cash Compensation	-	-	-	-	-	(400)	-	-	-	-
Change in Plan Assets and Liabilities	(38)	-	-	-	-	(38)	-	-	-	-
Ending GAAP Underfunded Pension Liability	**1,150**	**1,150**	**1,150**	**1,150**	**1,150**	**750**	**750**	**750**	**750**	**750**

Notes:
1 Provided by the Company – Dec 2016 Discussion Materials
2 Pension adjustments are based on PBGC's projected qualified US Pension contribution under the $400M up-front cash payment with no pre-funding balance
3 RemainCo debt of $1.25B provided by the Company
4 PBGC proposal case assumes incremental cash interest resulting from $400M additional 1L notes.

FTI CONSULTING

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